QuickLinks -- Click here to rapidly navigate through this document

PROMISSORY NOTE

$461,875	April 7, 2000 Monrovia, California

    FOR VALUE RECEIVED, the receipt and sufficiency of which is acknowledged, William C. Huddleston ("Maker"), hereby promises to pay to STAAR Surgical Company, or order ("Holder"), at the address designated on the signature page of this Note, or at such other place as Holder may designate by written notice to Maker, the principal sum hereinbelow described ("Principal Amount"), together with interest thereon, in the manner and at the times provided and subject to the terms and conditions described herein.

    1.  Principal Amount.

    The Principal Amount means the sum of four hundred sixty-one thousand eight hundred seventy-five dollars ($461,875).

    2.  Interest.

    Interest on the Principal Amount from time-to-time remaining unpaid shall accrue from September 4, 1998 at the lower of: (i) the rate of seven percent (7%) per annum, compounded annually; or (ii) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code. Interest shall be computed on the basis of a three hundred sixty (360) day year and a thirty (30) day month.

    3.  Payment of Principal and Interest.

    Subject to paragraph 9, below, Maker shall pay the Principal Amount and all accrued and unpaid interest on the Principal Amount and all other indebtedness due under this Note on September 4, 2003.

    4.  Security/Release of Security.

    Maker has pledged as security for the repayment of all sums payable under this Note 85,000 shares of Staar Surgical Company common stock (the "Stock"). Maker has executed a Stock Pledge Agreement dated September 4, 1998 evidencing Holder's security interest in the Stock, and by signing this Note reaffirms and remakes the covenants and promises included therein. If, for a period of fifteen (15) consecutive days, the fair market value of the Stock falls below all sums unpaid under this Note, then Maker will be required to transfer to Holder, upon receipt of Holder's written request, additional security, in any form acceptable to Holder, in an amount equal to the difference between all sums due under this Note and the fair market value of the Stock.

    5.  Prepayments.

    Maker shall have the right to prepay any portion of the Principal Amount without prepayment penalty or premium or discount.

    6.  Manner of Payments/Crediting of Payments.

    Payments of any amount required hereunder shall be made in lawful money of the United States or in such other property as Holder, in its sole and absolute discretion, may accept, without deduction or offset, and shall be credited first against accrued but unpaid late charges, if any, thereafter against accrued but unpaid interest, if any, and thereafter against the unpaid balance of the Principal Amount.

    7.  Maker Waivers.

    Maker waives notice of acceptance hereof, presentment and demand for payment, protest and notice of dishonor or default, trial by jury, and the right to interpose any set-off or counterclaim of any description. No delay or omission on the part of Holder in exercising any rights under this Note on default by Maker, including, without limitation, Holder's right to accelerate, nor reinstatement of this Note by Holder after such exercise, shall operate as a waiver of Holder's right to exercise such right or of any other right under this Note for the same default or any other default. Maker consents to all extensions without notice for any period or periods of time and to the acceptance of partial payments before or after maturity, and to the acceptance, release, and substitution of security, all without prejudice to Holder. The pleading of any statute of limitations as a defense to the obligations evidenced by this Note is waived by Maker to the fullest extent permissible by law.

    8.  Interest on Delinquent Payments.

    Any payment under this Note not paid when due shall bear interest at the same rate and method as interest is charged on the Principal Amount from the due date until paid.

    9.  Acceleration Upon Default.

    At the option of Holder, all or any part of the indebtedness of Maker hereunder shall immediately become due and payable, irrespective of any agreed maturity date, upon the happening of any of the following events of default:

      (a) If any part of the Principal Amount and/or interest thereon under this Note are not paid when due, provided, however, Maker shall be entitled to a grace period of ten (10) days following written notice of such event of default to cure said event of default;

      (b) If Maker shall breach any non-monetary condition or obligation imposed on Maker pursuant to the terms of this Note, provided, however, that if any such breach is reasonably susceptible of being cured, Maker shall be entitled to a grace period of thirty (30) days following written notice of such event of default to cure;

      (c) If Maker shall make an assignment for the benefit of creditors;

      (d) If a custodian, trustee, receiver, or agent is appointed or takes possession of substantially all of the property of Maker;

      (e) If Maker shall be adjudicated bankrupt or insolvent or admit in writing Maker's inability to pay Maker's debts as they become due;

      (f)  If Maker shall apply for or consent to the appointment of a custodian, trustee, receiver, intervenor, liquidator or agent of Maker, or commence any proceeding related to Maker under any bankruptcy or reorganization statute, or under any arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect;

      (g) If any petition is filed against Maker under the Bankruptcy Code and either (A) the Bankruptcy Court orders relief against Maker, or (B) such petition is not dismissed by the Bankruptcy Court within thirty (30) days of the date of filing; or

      (h) If any attachment, execution, or other writ is levied on substantially all of the assets of Maker and remains in effect for more than five (5) days.

Maker shall notify Holder immediately if any event of default which is described in sub-paragraph (c) through sub-paragraph (h), above, occurs.

    10.  Collection Costs and Attorneys' Fees.

    Maker agrees to pay Holder all costs and expenses, including reasonable attorneys' fees, paid or incurred by Holder in connection with the collection or enforcement of this Note or any instrument securing payment of this Note, including without limitation, defending the priority of such instrument or conducting a trustee sale thereunder. In the event any litigation is initiated concerning the enforcement, interpretation or collection of this Note, the prevailing party in any proceeding shall be entitled to receive from the non-prevailing party all costs and expenses including, without limitation, reasonable attorneys' and other fees incurred by the prevailing party in connection with such action or proceeding.

    11.  Notice.

    Any notice to either party under this Note shall be given by personal delivery or by express mail, Federal Express, DHL or similar airborne/overnight delivery service, or by mailing such notice by first class or certified mail, return receipt requested, addressed to such party at the address set forth below, or to such other address as either party from time to time may designate by written notice. Notices delivered by overnight delivery service shall be deemed delivered the next business day following consignment for such delivery service. Mailed notices shall be deemed delivered and received in accordance with this provision three (3) days after deposit in the United States mail.

    12.  Usury Compliance.

    All agreements between Maker and Holder are expressly limited, so that in no event or contingency whatsoever, whether by reason of the consideration given with respect to this Note, the acceleration of maturity of the unpaid Principal Amount and interest thereon, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, or detention of the indebtedness which is the subject of this Note exceed the highest lawful rate permissible under the applicable usury laws. If, under any circumstances whatsoever, fulfillment of any provision of this Note shall involve transcending the highest interest rate permitted by law which a court of competent jurisdiction deems applicable, then the obligations to be fulfilled shall be reduced to such maximum rate, and if, under any circumstances whatsoever, Holder shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount under this Note and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of the Principal Amount under this Note, such excess shall be refunded to Maker. This provision shall control every other provision of all agreements between Maker and Holder.

    13.  Jurisdiction; Venue.

    This Note shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of California. Any action to enforce payment of this Note shall be filed and heard solely in Los Angeles County, California.

    14.  Note Non-Negotiable by Holder.

    Holder shall not assign, convey, pledge, hypothecate, discount or otherwise transfer or dispose of this Note.

    15.  Replacement Note.

    Maker acknowledges receipt of the Principal Amount on September 4, 1998. This Note replaces and supersedes that certain Promissory Note executed by Maker in favor of Holder on September 4, 1998.

MAKER:
/s/ WILLIAM C. HUDDLESTON William C. Huddleston
MAKER'S ADDRESS:
1911 Walker Avenue Monrovia, California 91016 Attn.: John R. Wolf
HOLDER'S ADDRESS:
STAAR SURGICAL COMPANY 1911 Walker Avenue Monrovia, California 91016 Attn.: Chief Financial Officer

QuickLinks

PROMISSORY NOTE